Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Ordinary Shares of the Issuer shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Date: July 27, 2021

	By:	/s/ Yat-Gai Au
	Name:	Yat-Gai Au

Regencell (BVI) Limited

By:	/s/ Yat-Gai Au
Name:	Yat-Gai Au Sole Director